Exhibit 10.1

Share sale agreement
Records Management

SIRVA (Asia Pacific) Pty Limited

ACN 005 944 187

SIRVA Worldwide, Inc.

IM Australia Holdings Pty Ltd

IM New Zealand Holdings ULC
New Zealand Company Number 1711237

and

Iron Mountain Incorporated

101 Collins Street Melbourne Victoria 3000 Australia

Telephone +61 3 9288 1234  Facsimile +61 3 9288 1567

www.freehills.com  DX 240 Melbourne

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference

	8.2	Independent Warranties	15
	8.3	Reliance	15
	8.4	Indemnity for breach of Warranty	15
	8.5	Tax indemnity	15
	8.6	Scope of Tax Indemnity	17
	8.7	Indemnity for moving services business	17

9	Qualifications and limitations on Claims		18

	9.1	Disclosure	18
	9.2	Awareness	19
	9.3	No reliance	19
	9.4	Maximum and minimum amounts	20
	9.5	Time limits	20
	9.6	Disposal of the Business	21
	9.7	Recovery under other rights and reimbursement	21
	9.8	No double claims	21
	9.9	Mitigation of loss	22
	9.10	General limitations	22
	9.11	Forecasts	23
	9.12	Limitations in relation to Tax	23
	9.13	Buyer benefits	24
	9.14	Sole remedy	24
	9.15	Payments affecting the Purchase Price	25
	9.16	Independent limitations	25

10	Procedures for dealing with Claims		25

	10.1	Notice of Claims	25
	10.2	Third Party Claims	27
	10.3	Management of ACCC investigation	28
	10.4	Management of Identified Proceedings	29
	10.5	Tax Demands	30

11	Buyer Warranties		32

	11.1	Buyer Warranties	32
	11.2	Independent Warranties	32
	11.3	Reliance	32

12	Period after Completion		32

	12.1	Appointment of proxy	32
	12.2	Access to records by Seller	33
	12.3	Pre-Completion tax returns	33

13	Employees		35

14	Non-records management assets		36

15	Non-moving services assets		36

16	Tasmanian branch		37

17	Protection of the Business		38

	17.1	Non-compete	38
	17.2	No solicitation of customers	38
	17.3	No solicitation of employees or agents by Seller	39
	17.4	Severability	39
	17.5	Definitions	39
	17.6	Acknowledgment	40
	17.7	Franchisees	40
	17.8	Portfolio Interest	40
	17.9	Retained Business	41
	17.10	Acquisitions	41
	17.11	Change of control – Seller	41
	17.12	No solicitation of employees or agents	42

18	Confidentiality and announcements		42

	18.1	Agreed announcement	42
	18.2	Confidentiality	42

19	Duties, costs and expenses		43

	19.1	Duties	43
	19.2	Costs and expenses	44

20	GST		44

	20.1	Definitions	44
	20.2	GST	44
	20.3	Tax invoices	44
	20.4	Reimbursements	44
	20.5	Information, returns and accounting to end GST Group	45
	20.6	Supplies between former members of the GST Group	45

21	Guarantee by Seller’s Guarantor		46

	21.1	Guarantee and indemnity	46
	21.2	Extent of guarantee and indemnity	46
	21.3	Principal and independent obligation	47
	21.4	Continuing guarantee and indemnity	47
	21.5	No withholdings	47
	21.6	Currency	47
	21.7	Seller’s Guarantor’s Liability	47

22	Guarantee by Buyer’s Guarantor		47

	22.1	Guarantee and indemnity	47

	22.2	Extent of guarantee and indemnity	48
	22.3	Principal and independent obligation	48
	22.4	Continuing guarantee and indemnity	48
	22.5	No withholdings	48
	22.6	Currency	49
	22.7	Buyer’s Guarantor’s Liability	49

23	Transitional Services Agreement		49

24	General		49

	24.1	Notices	49
	24.2	Governing law and jurisdiction	51
	24.3	Service of process	51
	24.4	Prohibition and enforceability	52
	24.5	Waivers and variation	52
	24.6	Assignment	52
	24.7	Further assurances	52
	24.8	Approvals and consent	52
	24.9	Remedies cumulative	52
	24.10	Counterparts	52
	24.11	Severability	53
	24.12	No merger	53
	24.13	Entire Agreement	53
	24.14	Default Interest	53
	24.15	Benefits held on trust	53
	24.16	Contra proferentem excluded	54
	24.17	Attorneys	54
	24.18	No withholdings	54
	24.19	Gross-up for Tax	54

This Share Sale Agreement

is made on 14 October 2005 between the following parties:

1                                        SIRVA (Asia Pacific) Pty Limited
ACN 005 944 187
of 202-228 Greens Road, Dandenong, VIC 3175
(the Seller)

2                                        SIRVA Worldwide, Inc.
of 700 Oakmont Lane, Westmont IL 60559
(the Seller’s Guarantor)]

3                                        IM Australia Holdings Pty Ltd
ACN 116 568 033
of C/- Minter Ellison, Level 16, 525 Collins Street, Melbourne 3000, Australia
(the Buyer)

4                                        IM New Zealand Holdings ULC
New Zealand Company number 1711237
of C/- Minter Ellison Rudd Watts, Lumley Centre, 88 Shortland Street, Auckland, New Zealand
(the New Zealand Buyer)

5                                        Iron Mountain Incorporated
of 745 Atlantic Avenue, Boston, Massachusetts 02111
(the Buyer’s Guarantor)

Recitals

A.                                  The Seller owns the Sale Shares.

B.                                    The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares on the terms and conditions of this agreement.

C.                                    Under the New Zealand Sale Agreement, the Sale Entity has agreed to sell and the New Zealand Buyer has agreed to buy the New Zealand Sale Shares.  Each of the New Zealand Buyer and the Buyer is, indirectly, a wholly owned subsidiary of the Buyer’s Guarantor.

D.                                   The Seller’s Guarantor has agreed to guarantee the Seller’s obligations under this agreement.

E.                                     The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations under this agreement.

The parties agree

in consideration of, among other things, the mutual promises contained in this agreement:

1                                        Definitions and Interpretation

In this agreement capitalised expressions have the meanings set out in Schedule 1. This agreement will be interpreted in accordance with Schedule 1.

2                                        Conditions for Completion

2.1                               Conditions

Clauses 3 and 6 do not become binding on the parties and are of no force or effect unless and until each of the following conditions have been satisfied or waived in accordance with clause 2.4:

(a)                                 Foreign Investment Review Board approval:

(1)                                 the Buyer has received a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth), by or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the Commonwealth Government does not object to the transactions contemplated by this agreement, either unconditionally or on terms acceptable to the Buyer acting reasonably; or

(2)                                 the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the subject matter of this agreement and the transactions contemplated by it under the Foreign Acquisitions and Takeovers Act 1975 (Cth); or

(3)                                 if an interim order is made under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the transactions contemplated by this agreement, the subsequent period for making a final order prohibiting the transactions contemplated by this agreement elapses without a final order being made;

(b)                                Hive Out: completion of the Hive Out;

(c)                                 New Zealand Sale Agreement: completion of the New Zealand Sale Agreement;

(d)                                Distribution of New Zealand purchase price: distribution of the purchase price in respect of the New Zealand Sale Agreement to the Seller with such distribution to be appropriately documented; and

(e)                                 Change of Control Consents: The counterparties to the Consent Contracts have provided each Change of Control Consent (which consent may be provided on the condition that Completion occurs) required under each such contract.

(f)                                   Shared Property Consents: The counterparties to the Shared Property Leases (and, where applicable, any relevant Governmental Agencies) have provided each Shared Property Lease Consent.

(g)                                Lender approval: the Seller’s Guarantor has received the approval of the lenders under the Credit Agreement for the transactions contemplated by this Agreement.

2.2                               Notice

Each party must promptly notify the others in writing if it becomes aware that any condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.3                               Reasonable endeavours

(a)                                 The Buyer must use all reasonable endeavours to ensure that the condition in clause 2.1(a) is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)                                The Seller must ensure that the conditions in clause 2.1(b) and 2.1(d) are satisfied and use reasonable endeavours to ensure that the condition in clause 2.1(g) is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(c)                                 The Seller must procure that all reasonable endeavours are exercised and the Buyer must exercise or procure the exercise of all reasonable endeavours to ensure that the conditions in clauses 2.1(c), 2.1(e) and 2.1(f) are satisfied as expeditiously as possible and in any event on or before the Cut Off Date.  For the purpose of this clause 2.3(c) and the conditions in clauses 2.1(e) and 2.1(f), the Seller’s obligation to procure the exercise of reasonable endeavours includes doing all things reasonably requested by a counterparty to a Consent Contract or Shared Property Lease as a condition of providing its Change of Control Consent or Shared Property Lease Consent, as the case requires, including the incurring of reasonable costs.

(d)                                The Buyer must keep the other parties informed of the progress towards satisfaction of its obligations under clause 2.3(a) and 2.3(c).

(e)                                 The Seller must keep the other parties informed of the progress towards satisfaction of its obligations under clause 2.3(b) and 2.3(c).

(f)                                   Each party must cooperate and consult with each other party in approaching the relevant regulatory bodies and counterparties to Consent Contracts and Shared Property Leases for the purposes of satisfying the conditions in clauses 2.1(a) and 2.1(e) and 2.1(f).

(g)                                Each party must provide all reasonable assistance to the other as is necessary to satisfy the conditions.

(h)                                The Seller must provide all information as may be reasonably requested by the Buyer in connection with any notices and applications for approval.

2.4                               Waiver

The conditions in clause 2.1 are for the benefit of both the Seller and the Buyer and may only be waived by written agreement between the Seller and the Buyer.

2.5                               Cut Off Date

Either of the Seller or Buyer may, by not less than 2 Business Days’ notice to the other, terminate this agreement at any time before Completion if:

(a)                                 the conditions in clause 2.1 are not satisfied, or waived in accordance with clause 2.4, by the Cut Off Date; or

(b)                                the conditions in clause 2.1 become incapable of satisfaction or the parties agree that any of the conditions in clause 2.1 cannot be satisfied.

2.6                               No binding agreement for transfer

For the avoidance of doubt, nothing in this agreement will cause a binding unconditional agreement for the transfer of shares or the sale of assets to arise unless and until the conditions in clause 2.1 have been satisfied or waived in accordance with clause 2.4 and no person will obtain rights to call for a transfer of shares as a result of this agreement unless and until those conditions have been satisfied.

3                                        Sale and purchase

3.1                               Sale Shares

On the day for Completion determined under clause 6.1, the Seller must sell, and the Buyer must buy, the Sale Shares for the Purchase Price free and clear of all Encumbrances.

3.2                               Associated rights

(a)                                 The Seller must sell the Sale Shares to the Buyer together with all rights:

(1)                                 attached to them as at the date of this agreement; and

(2)                                 which accrue between the date of this agreement and Completion,

other than the Agreed Distributions.

(b)                                On or before Completion, the Seller is entitled to, and may procure the payment to it of, an amount up to the Agreed Distributions. For the avoidance of doubt, if the Sale Entity does not have sufficient profits to cover the amount of the Agreed Distributions then the Seller may procure that an amount up to the balance of the Agreed Distributions amount is paid to the Seller by way of one or more returns of capital.  The Seller must ensure that the Transaction Entities comply with all applicable laws in making any payments to it under this clause 3.2(a).

(c)                                 The parties acknowledge that prior to Completion:

(1)                                 completion of the Hive Out will occur; and

(2)                                 the Seller will procure that no shares in any of Allied Pickfords Pty Limited, Trans International Moving and Shipping Pty Limited, Allied Pickfords Ltd, Allied Movers (NZ) Ltd and Pickfords New Zealand Ltd will be held directly or indirectly by the Sale Entity.

3.3                               Purchase Price and Completion Cash Amount

(a)                                 The consideration for the sale of the Sale Shares is the payment by the Buyer of the Purchase Price and the Completion Cash Amount.

(b)                                The Purchase Price will be paid as follows:

(1)                                 the Base Purchase Price, payable by the Buyer on Completion in accordance with clause 3.4 and clause 6;

(2)                                 the balance of the Purchase Price, if any, or reimbursement by the Seller of part of the Base Purchase Price, as the case requires, payable following finalisation of the Completion Accounts in accordance with clauses 7.2 and 7.3; and

(3)                                 any other adjustments to the Purchase Price payable by the Buyer or reimbursement by the Seller of part of the Base Purchase Price, as the case requires, in accordance with this agreement.

3.4                               Payment of the Purchase Price and Completion Cash Amount

On Completion, subject to clause 4.7 the Buyer must pay the Purchase Price to the Seller in Immediately Available Funds. The Buyer must pay the Completion Cash Amount to the Seller at the time for payment of the Adjustment Amount under clause 7.

3.5                               Payments

Subject to clause 4.7, all payments to be made by a party under this agreement must be made without counter claim or set-off.

3.6                               Title and risk

Title to and risk in the Sale Shares passes to the Buyer on Completion.

4                                        Period before Completion

4.1                               Carrying on of business

(a)                                 Subject to clause 4.2, between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must ensure that the Business is conducted in the ordinary course and, in particular, that no Transaction Entity:

(1)                                 distributes or returns any capital to its members;

(2)                                 buys back any of its shares or otherwise alters its share capital;

(3)                                 issues any shares, options or securities which are convertible into shares in that Transaction Entity;

(4)                                 alters its constitution;

(5)                                 disposes of, or grants any option over, any asset the written down book value of which exceeds $50,000 (other than in the ordinary course of the Business);

(6)                                 acquires any assets the cost of which exceeds $50,000 other than:

(A)                             pursuant to any agreement executed prior to the date of this agreement and disclosed in the Disclosure Materials;

(B)                               the replacement of an asset in accordance with planned, routine or emergency programs; or

(C)                               in the ordinary course of the Business;

(7)                                 terminates, assigns, materially amends or waives any material rights under any Material Contract except with the prior consent of the Buyer;

(8)                                 commences or voluntarily becomes a party to any court proceedings of a material nature except where necessary to avoid material prejudice to the Business (in which case the Seller will notify the Buyer of, and consult with the Buyer in respect of, such proceedings);

(9)                                 enters into any material agreement or arrangement with the Seller Group other than agreements or arrangements necessary to effect any of the transactions contemplated or referred to in this agreement or agreements or arrangements entered into on arm’s length commercial terms and in the ordinary course of Business that will be terminated on or prior to Completion;

(10)                           terminates the employment of any employee of a Transaction Entity other than for cause or otherwise pursuant to their employment contract;

(11)                           changes the terms of employment, salary or bonus of any employee of a Transaction Entity in any material respect, except in accordance with any terms of employment as at the date of this agreement or consistent with past practice in the ordinary course of the Business; or

(12)                           creates any Encumbrance affecting any of the assets.

(b)                                Subject to clause 4.2, between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must ensure that the Buyer, its solicitors, accountants and other authorised representatives, are (on reasonable notice being provided to the Seller) given reasonable access during normal business hours to:

(1)                                 all available books of account, books, records, contracts, commitments and property of the Transaction Entities which are in, or prior to the Completion Date come into, existence and the Seller must furnish or must procure that each Transaction Entity furnishes to the Buyer during such period all such information concerning the Transaction Entities as the Buyer may reasonably request; and

(2)                                 all executives and management of the Transaction Entities.

4.2                               Permitted acts

Nothing in clause 4.1 restricts the Seller or any Transaction Entity from doing anything:

(a)                                 which is contemplated in this agreement, any Transaction Agreement, the New Zealand Sale Agreement, the Hive Out Agreement or the New Zealand Hive Out Agreement or the Disclosure Letter;

(b)                                to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property) which the Seller must do in consultation with the Buyer where practicable;

(c)                                 which is necessary for a Transaction Entity to meet its legal or, in the case of contracts entered into prior to the date of this agreement and fully and fairly disclosed in the Disclosure Materials, contractual obligations; or

(d)                                approved by the Buyer, such approval not to be unreasonably withheld or delayed.

4.3                               Intra-group loans

Before Completion, the Seller must:

(a)                                 identify to the Buyer all existing loans between a Seller Group Member and a Transaction Entity; and

(b)                                procure that all payments are made and such other actions are taken as may be necessary to ensure the payment in full of loan balances between any Seller Group Members (on the one hand) and any Transaction Entities (on the other hand).

4.4                               Intentionally left blank

(a)

4.5                               Subsidiary guarantees

(a)                                 Before Completion the Seller must ensure that, effective from Completion, each Transaction Entity is released from any actual, contingent or accrued liabilities under a Subsidiary Guarantee given by it.

(b)                                If a Transaction Entity has not been released from a Subsidiary Guarantee in accordance with clause 4.5(a) by Completion, the Seller must indemnify the Buyer and the New Zealand Buyer against any Loss which the Transaction Entity pays, suffers, incurs or is liable for under or in relation to that Subsidiary Guarantee after Completion.

4.6                              Transaction Entity a member of a consolidated group

The Seller must:

(a)                                 within seven Business Days before the Completion Date, provide to the Buyer a copy of the notification to form the Seller’s Consolidated Group lodged with the Australian Taxation Office;

(b)                                provide to the Buyer a copy of the notification of those Transaction Entities leaving the Seller’s Consolidated Group lodged with the Australian Taxation Office, as soon as practicable after its lodgement date;

(c)                                 not less than seven Business Days before the Completion Date (or other agreed date) notify the Buyer of any elections or choices made, or to be made, in forming the Seller’s Consolidated Group to the extent that those elections or choices relate to the tax cost setting amount allocated to the assets of any of the Transaction Entities on the Transaction Entity becoming a member of the Seller’s Consolidated Group;

(d)                                not less than seven Business Days before the Completion Date (or other agreed date), provide the Buyer with a copy of the Seller’s Tax Sharing Agreement;

(e)                                 provide the Buyer with a draft calculation of the Exit Payment for each Transaction Entity, for the Buyer’s review not less than 7 days prior to the Completion Date;

(f)                                   before the Completion Date, procure that each Transaction Entity pay the relevant Exit Payments to the Seller’s Head Company; and

(g)                                not less than 7 days before the Completion Date, confirm that each Transaction Entity has paid all Funding Amounts (as defined in the Seller’s Tax Sharing Agreement) required to be paid under the Seller’s Tax Sharing Agreement.

4.7                               Contract Consents

(a)                                 The Buyer and the Seller must each use their best endeavours to obtain the written consent of the counterparty to the contracts identified as Data room doc ID RM 3.1.19 No. NZ1 and Data room doc ID RM 3.1.20 No. A6 in Part B of schedule 12 (each, a Significant Contract) (in accordance with the relevant requirements of each such contract) to the change of control of the relevant Transaction Entity on Completion, as soon as practicable.

(b)                                The Buyer and the Seller must continue to each use their respective best endeavours to obtain such consent until the earlier of the consent being obtained and 6 months after the Completion Date, or such longer period as the parties agree. In this clause 4.7, the date 6 months after the Completion Date or such later date agreed by the parties is the Trigger Date.

(c)                                 If written consent in accordance with clause 4.7(a) in respect of a Significant Contract is not obtained before Completion, the parties must use reasonable endeavours to achieve one of the following at the Seller’s election:

(1)                                 the Seller will provide to the Buyer an unconditional bank guarantee from an Australian bank in an amount equal to the Reduction Amount for that Significant Contract and otherwise on terms satisfactory to the Buyer acting reasonably; or

(2)                                 the Seller and Buyer will agree that an amount of the Purchase Price equal to the Reduction Amount for that Significant Contract will be paid by the Buyer to an escrow agent, in satisfaction of its obligation to pay that amount of the Purchase Price to the Seller under this agreement including clauses 3.3 and 3.4 and section 2.2 of Schedule 4, to be held by the escrow agent on terms agreed between the parties and the escrow agent, acting reasonably.

(d)                                If neither of the alternatives in clause 4.7(c) is achieved by the date 3 days before the Completion Date then the Buyer may withhold from the Purchase Price payable on Completion under this agreement including clauses 3.3 and 3.4 and section 2.2 of Schedule 4 an amount equal to the

Reduction Amount as defined in clause 4.7(f), which the Buyer must hold in a restricted cash account.

(e)                                 For the avoidance of doubt, the provisions of this clause 4.7 may apply in respect of both Significant Contracts, either Significant Contract, or neither Significant Contract, as the case requires.

(f)                                   If:

(1)                                 subject to clause 4.7(j), a counterparty to a Significant Contract gives written notice of termination of the relevant Significant Contract before the Trigger Date; or

(2)                                 subject to clause 4.7(k), a counterparty to a Significant Contract ceases to be a customer of the Sale Entity before the Trigger Date and the Seller is satisfied acting reasonably that the cessation is not of a short term nature, then, the Purchase Price will be reduced by an amount (Reduction Amount) calculated as follows in respect of each Significant Contract to which paragraph 4.7(f)(1)or (2) applies:

A x B

Where:       A =                           2.5; and

B =                             The annual revenue of the Significant Contract as follows:

Significant Contract	Annual Revenue ($A)
RM 3.1.19 No. NZ1	$2,800,000
RM 3.1.20 No. A6	$708,000

(g)                                If:

(1)                                 a counter party to a Significant Contract has not provided written consent in accordance with clause 4.7(a) by the Trigger Date;

(2)                                 the Buyer gives the Seller a notice in writing by the Trigger Date that, in its opinion, clause 4.7(g)(3)applies; and

(3)                                 the revenue of the Significant Contract in respect of the three months ended on the Trigger Date as agreed by the parties or determined by the expert under clause 4.7(i) (Quarterly Revenue), when multiplied by 4, is less than 75% of the annual revenue of the Significant Contract as shown in clause 4.7(f), then, subject to clauses 4.7(h) and 4.7(j), the Purchase Price will be reduced by the Reduction Amount in respect of that Significant Contract.

(h)                                If the revenue of a Significant Contract to which clause 4.7(g) applies in respect of the 12 months following the Trigger Date as agreed by the parties or determined by the expert referred to in clause 4.7(i) (Annual Revenue) is greater than 75% of the annual revenue of that Significant Contract as shown in clause 4.7(f), the Buyer must refund to the Seller the relevant Reduction Amount paid to or retained by it under clause 4.7(l) plus interest on the Reduction Amount at the Interest Rate from and including the Trigger Date to the date of refund of the Reduction Amount.

The Buyer must refund the Reduction Amount in accordance with this clause 4.7(h), together with the interest accrued in accordance with this 4.7(h), by no later than 3 Business Days of the parties agreeing the Annual Revenue or its being determined by the expert in accordance with clause 4.7(i).

(i)                                    The Buyer must provide to the Seller reasonable access to its books and records to verify its calculation of the Quarterly Revenue or Annual Revenue for the purpose of clauses 4.7(g) or 4.7(h) as the case may be. The parties must use reasonable endeavours to agree the Quarterly Revenue or Annual Revenue, as the case may be, as soon as practicable. Quarterly Revenue and Annual Revenue must be calculated in a manner consistent with the accounting policies applied in the calculation of the annual revenue amounts specified in clause 4.7(f). If the Buyer and the Seller do not agree on the Quarterly Revenue within 20 Business Days of the Trigger Date or the Annual Revenue within 20 Business Days of the expiration of the 12 months following the Trigger Date then the dispute must be referred for resolution to an independent expert agreed by the Buyer and the Seller within a further 10 Business Days. If they cannot agree on who the independent expert will be, the Buyer and the Seller must promptly request the President for the time being of the Institute of Chartered Accountants in Australia to appoint an independent expert to determine the dispute. The Seller and the Buyer must instruct the expert to determine the dispute within the shortest practicable time and deliver to the Seller and the Buyer a report stating its opinion as to the Quarterly Revenue or Annual Revenue, as the case may be. Sections 3.4(d) and (e), 3.5 and 3.6 of Schedule 5 will apply to determination of any dispute in accordance with this clause 4.7(i).

(j)                                    Clause 4.7(f)(1) or clause 4.7(g) is not triggered if, at the date of this agreement, the Buyer is aware of any fact, matter or circumstance that would be reasonably likely to mean that the counterparty would not provide its consent in respect of the change of control (where, for the purpose of this clause, the state of knowledge of the Buyer will be limited to matters within the actual knowledge of Richard Reese or Bob Miller).

(k)                                 Clause 4.7(f)(2) is not triggered if, at the date of this agreement, the Buyer is aware of any fact, matter or circumstance that would be reasonably likely to mean that the counterparty would cease to be a customer as a result of the change of control (where, for the purpose of this clause, the state of knowledge of the Buyer will be limited to matters within the actual knowledge of Richard Reese or Bob Miller).

(l)                                    If the Purchase Price is reduced under clause 4.7(f) or 4.7(g), as applicable:

(1)                                 if clause 4.7(c)(1) applied

(A)                             the Seller must pay the Reduction Amount to the Buyer by no later than 3 Business Days of the occurrence of the relevant event triggering the operation of clause 4.7(f) or clause 4.7(g) as the case may be and clause 4.7(g) will be deemed to be triggered at the time the Quarterly Revenue has been agreed or determined in accordance with this clause 4.7; and

(B)                               the Buyer may draw down from the bank guarantee the Reduction Amount if the Seller fails to comply with clause 4.7(l)(1)(A);

(2)                                 if clause 4.7(c)(2) applied, the Seller and Buyer must instruct the escrow agent to pay the Reduction Amount to the Buyer; and

(3)                                 if clause 4.7(d) applied, subject to clause 4.7(h), the Seller has no right and may not take any Action in respect of the Reduction Amount.

(m)                              If:

(1)                                 written consent to the change of control is obtained by the Buyer or the Sale Entity for a Significant Contract (unconditionally or subject to conditions satisfactory to the Buyer in its absolute discretion), the Buyer must notify the Seller of that fact within 3 Business Days; or

(2)                                 as at or prior to the Trigger Date neither clause 4.7(f) nor (g) applies for a Significant Contract,

then, within 3 Business Days:

(3)                                 if clause 4.7(c)(1) applied, the Buyer must return the bank guarantee referable to the relevant Significant Contract to the Seller;

(4)                                 if clause 4.7(c)(2) applied, the Seller and the Buyer must instruct the escrow agent to pay the relevant Reduction Amount to the Seller; and

(5)                                 if clause 4.7(d) applied, the Buyer must pay the relevant Reduction Amount to the Seller.

(n)                                The Seller warrants to the Buyer and the New Zealand Buyer that it is not aware of any fact, matter or circumstance that would be reasonably likely to mean that the counterparty to a Significant Contract would:

(1)                                 not provide any consent in respect of the change of control; or

(2)                                 cease to be a customer as a result of the change of control.

5                                        Termination

5.1                               Material Adverse Change or breach of Warranty prior to Completion

If:

(a)                                 there is any Material Adverse Change between the date of this agreement and the Completion Date; or

(b)                                the Buyer identifies a breach of or an inaccuracy in any of the Warranties constituting or resulting in a Material Adverse Effect,

the Buyer may elect by written notice to the Seller within five Business Days of becoming aware of the event giving rise to the Material Adverse Change or the breach of Warranty, as the case requires (but not later than Completion) to terminate this agreement.  If the Buyer elects to terminate, no party will have any further liability to any other party under this agreement.  If the Buyer does not elect to terminate in accordance with this clause 5.1, the Buyer must complete the purchase of the Sale Shares in accordance with this agreement and will have no right to make any Claim in respect of the Material Adverse Change or breach of Warranty except under the Warranties and clause 8.  The parties acknowledge and agree that any Employees not agreeing to remain employed by the appropriate Transaction Entity after Completion will not constitute a Material Adverse Change or Material Adverse Effect.

5.2                               Effect of termination

If this agreement is terminated under clause 2.5, clause 5.1 or clause 6.3(b), then:

(a)                                 the parties will procure that each Transaction Agreement (if permitted by the terms of that contract) which has already been executed is terminated in accordance with its terms;

(b)                                each party is released from its obligations to further perform its obligations under this agreement and the Transaction Agreements, except those expressed to survive termination;

(c)                                 each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;

(d)                                the Buyer must return to the Seller all documents and other materials obtained from the Seller in accordance with the terms of the Confidentiality Agreement; and

(e)                                 the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)                                 clause 1 and Schedule 1 (Definitions and Interpretation);

(2)                                 clause 4.7 (Termination);

(3)                                 clause 18 (Confidentiality and announcements);

(4)                                 clause 19 (Duties, costs and expenses);

(5)                                 clause 20 (GST); and

(6)                                 clause 23 (General).

5.3                               No other right to terminate or rescind

No party may terminate or rescind this agreement except as permitted under clause 2.5, this clause 4.7 or clause 6.3(b).

6                                        Completion

6.1                               Time and place

(a)                                 Subject to clauses 4.7 and 6.1(b), Completion must take place at the office of Freehills at Level 42, 101 Collins Street, Melbourne, at 11:00 a.m. on the first day which is:

(1)                                 in a calendar month after the calendar month in which completion of the Hive Out occurs; and

(2)                                 both the last Business Day of a calendar month and which is at least 1 Business Day after satisfaction or waiver of the conditions in clause 2.1,

or such other place, time and date as the Seller and Buyer agree.

(b)                                The parties agree to use best endeavours to ensure that Completion will take place on 30 November 2005 or, if that is not achieved, 30 December 2005.

(c)                                 The parties agree to cooperate with each other to facilitate any reasonable arrangement (including any arrangement that documents be held in escrow and any arrangement that effective completion occur on the last Business Day of a calendar month where Completion occurs within 10 Business Days of such day) to ensure Completion can occur in accordance with clause 6.1(a) and 6.1(b).

6.2                               Completion

(a)                                 On or before Completion, each party must carry out the Completion Steps referable to it in accordance with Schedule 4.

(b)                                Completion is taken to have occurred when each party has performed all its obligations under this clause 6 and Schedule 4.

6.3                               Notice to complete

(a)                                 If a party (Defaulting Party) fails to satisfy its obligations under clause 6.2 and Schedule 4 on the day and at the place and time for Completion determined under clause 6.1 then the other party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days from the date of the notice and declaring time to be of the essence.

(b)                                If the Defaulting Party fails to satisfy those obligations within those 5 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

6.4                               Completion simultaneous

(a)                                 Subject to clause 6.4(b), the actions to take place as contemplated by this clause 6 and Schedule 4 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)                                 there is no obligation on any party to undertake or perform any of the other actions;

(2)                                 to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)                                 the Seller and the Buyer must each return to the other all documents delivered to it under clause 6.2(a) and Schedule 4 and must each repay to the other all payments received by it under clause 6.2(a) and Schedule 4, without prejudice to any other rights any party may have in respect of that failure.

(b)                                The Buyer may, in its sole discretion, waive any or all of the actions which the Seller is required to perform under clause 2.1 of Schedule 4 and the Seller may, in its sole discretion, waive any or all of the actions which the Buyer is required to perform under clause 2.2 of Schedule 4.

7                                        Completion Accounts

7.1                               Preparation

Following Completion the Seller and the Buyer must procure that the Completion Accounts are prepared and finalised in accordance with Schedule 5.

7.2                               Purchase Price adjustments following Completion Accounts

If the Completion Net Working Capital:

(a)                                 is less than the Target Net Working Capital by more than $100,000, the Seller must pay the Adjustment Amount to the Buyer, as an adjustment to the Purchase Price;

(b)                                exceeds the Target Net Working Capital by more than $100,000, the Buyer must pay the Adjustment Amount to Seller, as an adjustment to the Purchase Price; or

(c)                                 equals or is within $100,000 of the Target Net Working Capital, no adjustment to the Purchase Price will be made under this clause 7.2.

7.3                               Payment of adjustments

(a)                                 A party required to make a payment to another party under this clause 7 must make the payment in Immediately Available Funds within 5 Business Days after the finalisation of the Completion Accounts or Expert’s Report as applicable.

(b)                                All amounts payable by a party under clause 7.2 will accrue interest on a daily basis at the Interest Rate from and including the Completion Date to and including the earlier of the date of payment or 5 Business Days after the finalisation of the Completion Accounts or Expert’s Report as

applicable (Last Payment Date). If any amount remains unpaid on or after the Last Payment Date, interest under clause 24.14 will apply from and including the Last Payment Date until the date of payment with respect to that amount.

8                                        Warranties and Indemnities

8.1                               Warranties by the Seller

Subject to the qualifications and limitations in clause 9, the Seller warrants to the Buyer and the New Zealand Buyer that the Warranties are true and correct:

(a)                                 in respect of each Warranty which is expressed to be given on a particular date, on that date; and

(b)                                in respect of each other Warranty, on the date of this agreement, immediately before completion of the New Zealand Sale Agreement and immediately before Completion.

8.2                               Independent Warranties

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

8.3                               Reliance

The Seller acknowledges that:

(a)                                 the Buyer has entered into this agreement and will complete this agreement in reliance on the Warranties; and

(b)                                the New Zealand Buyer has entered into the New Zealand Sale Agreement and will complete the New Zealand Sale Agreement in reliance on the Warranties.

8.4                               Indemnity for breach of Warranty

The Seller indemnifies the Buyer, the New Zealand Buyer and each Transaction Entity against any Loss or Action suffered or incurred by the Buyer, the New Zealand Buyer or a Transaction Entity as a result of a breach of a Warranty, except to the extent that the Warranty or the Seller’s liability for the Loss are limited or qualified under clause 9, and following Completion this will be the sole remedy of the Buyer and the New Zealand Buyer in respect of any such breach.

8.5                               Tax indemnity

The Seller indemnifies the Buyer, the New Zealand Buyer and each Transaction Entity for any Tax Liability incurred, arising as a result of, or in respect of, or by reference to:

(a)                                 (pre-completion events) any Event occurring, or deemed for any Tax purpose to occur, on or before Completion in relation to the activities of the Transaction Entities including any Event contemplated by the New Zealand Hive Out Agreement;

(b)                                (group liabilities) any Group Liability of the Head Company of a Consolidated Group of which any of the Transaction Entities and the Seller (or any related body corporate of the Seller) were members at any time prior to Completion (including where the Head Company’s choice to consolidate is made after Completion);

(c)                                 (income) any income, profits or gains (including capital gains) earned, derived, accrued or received or deemed for any Tax purpose to be earned, derived, accrued or received on or before or in respect of any period ending on or before Completion in relation to the activities of the Transaction Entities;

(d)                                (deductions) the disallowance for income tax purposes of any deductions claimed and attributable to any period ending on or before Completion in relation to the activities of the Transaction Entities;

(e)                                 (withholdings) any withholding required to be made or any notice required to be given on or before the Completion Date in relation to the activities of the Transaction Entities;

(f)                                   (credits) the disallowance or reduction of a Tax credit (including an Input Tax Credit) or rebate of Tax relating to a matter referred to in (a), (b), (c), (d) or (e) above;

(g)                                (tax relief) any liability for Tax from which any Transaction Entity or the Seller may have obtained relief (whether by way of deferral of capital gains tax or otherwise) which has or will become payable as a result of entry into this agreement;

(h)                                (transaction and goods and services tax) any Tax Liability in respect of any agreement, deed, other document or transaction (including any supply or acquisition made under or in connection with any agreement, deed, other document or transaction) entered into prior to Completion to which any Transaction Entity is or has been a party or by which any Transaction Entity derives, has derived or will derive a substantial benefit;

(i)                                    (Group Liabilities) a Group Liability not being covered by the Seller’s Tax Sharing Agreement under section 721-25 of ITAA 1997, including without limitation:

(1)                                 in the circumstances set out in section 721-25(2) of the ITAA 1997 (the tax sharing agreement was entered into as an arrangement to prejudice the recovery by the Commissioner of Taxation of some or all of any Group Liability of the Seller’s Consolidated Group); and

(2)                                 in the circumstances set out in section 721-25(3) of ITAA 1997 (the Seller’s Head Company fails to provide a copy of the Seller’s Tax Sharing Agreement in the approved form as required by section 721-25(3));

(j)                                    (funding amounts) any Liability of any Transaction Entity that relates to a Group Liability of the Seller’s Consolidated Group that arises under any Tax Funding Agreement;

(k)                                 (not leaving clear) a failure of any Transaction Entity to leave clear of a Group Liability of a Consolidated Group of which the Transaction Entity was a member at any time before Completion;

(l)                                    (GST group liabilities) any amount for which a Transaction Entity is or becomes liable for under section 53 of the Taxation Administration Act 1953 in respect of any member of a GST group of which the Transaction Entity was a member of at any time before Completion

8.6                               Scope of Tax Indemnity

(a)                                 The indemnity in clause 8.5 covers the total amount of all costs and expenses incurred by any of the Buyer, the New Zealand Buyer and the Transaction Entities in connection with any Tax Action (including all costs and expenses incurred as a result of action taken to avoid, dispute, object against, resist, appeal, compromise or defend the Tax Action and adjudication concerning the Tax Action), and for the avoidance of doubt, includes all costs and expenses incurred by any of the Buyer, the New Zealand Buyer and the Transaction Entities in connection with any action taken under clause 8.5 or this clause 8.6(a).

(b)                                The indemnity in clause 8.5 is in no way limited by any disclosure made against the Warranties or by any due diligence investigations conducted by the Buyer or the New Zealand Buyer.

(c)                                 Any sum payable by the Seller to the Buyer, the New Zealand Buyer and the Transaction Entities under clause 8.5 or clause 8.6(a) shall be paid free and clear of any deduction or withholding whatsoever.

(d)                                If any deduction or withholding is required by law to be made from any payment by the Seller under clause 8.6 or clause 8.6(a), or if any of the Buyer, the New Zealand Buyer, the Transaction Entities and the Buyer’s Head Company are subject to Tax in respect of any such payment, the amount of the payment shall be increased by such additional amount as is necessary to ensure that the net amount received and retained by any of the Buyer, the New Zealand Buyer and the Transaction Entities (after taking account of all deductions or withholdings or Tax) is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Tax.

(e)                                 For the purposes of clause 8.5 and clause 8.6, each of the Buyer and the New Zealand Buyer contracts on its own behalf and also as trustee for each Transaction Entity and accordingly, may take action on its own behalf or on behalf of any Transaction Entity to recover under clauses 8.5 and 8.6.

8.7                               Indemnity for moving services business

(a)                                 In this clause 8.7, Moving Services Business means any business, undertaking, action or activity other than the Business that was carried on or taken by any or all of the Seller Group or Transaction Entities, or in which any or all of the Seller Group or Transaction Entities had an interest, prior to Completion, and includes the businesses, undertakings, actions or activities (including assets, contracts and employees) the subject of the Hive Out Agreement and New Zealand Hive Out Agreement.

(b)                                The Seller indemnifies the Buyer, the New Zealand Buyer and each Transaction Entity against any Loss or Action suffered or incurred by the Buyer, the New Zealand Buyer or a Transaction Entity in relation to or arising from the Moving Services Business including in relation to or arising from:

(1)                                 the ACCC Investigation;

(2)                                 the circumstances, actions, conduct or omissions giving rise to the ACCC Investigation including in respect of any Action taken by a person other than the ACCC;

(3)                                 any Action taken against the Seller Group and/or any Transaction Entity by a customer or supplier of the Moving Services Business;

(4)                                 any Action taken by any past or present employee of the Seller Group and/or any Transaction Entity engaged wholly or partly in the Moving Services Business to the extent that such Action relates to the Moving Services Business;

(5)                                 any breach of law or any Authorisation or failure to hold an Authorisation in respect of the Moving Services Business;

(6)                                 any breach of contractual obligation;

(7)                                 the Identified Proceedings and the circumstances, actions, conduct or omissions giving rise to the Identified Proceedings; and

(8)                                 the assets and operations and any other fact, matter, activity, event or circumstance relating directly or indirectly to the conduct of the Moving Services Business,

but only to the extent that the Buyer and the New Zealand Buyer (as the case may be) does not recover in respect of that Loss or Action pursuant to the Purchase Price adjustment in clause 7.

(c)                                 The indemnity provided in clause 8.7(b), insofar as it relates to the ACCC Investigation, will not apply to any Loss directly resulting from a breach by the Buyer of its obligations under clause 10.3.

(d)                                Clauses 9.4, 9.5, 9.6, 9.7, 9.10 and 10 do not apply in relation to the indemnity provided in clause 8.7(b).

9                                        Qualifications and limitations on Claims

9.1                               Disclosure

(a)                                 The Buyer and New Zealand Buyer acknowledge and agree that the Seller has disclosed or is deemed to have disclosed against the Warranties, and each of the Buyer and New Zealand Buyer is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances which:

(1)                                 are fairly disclosed in the Disclosure Materials; or

(2)                                 are fairly disclosed on any public record maintained by ASIC and available for inspection by the public as at the date two Business Days before the date of this agreement.

(b)                                The Warranties (other than the Tax Warranties) are given subject to the disclosures or deemed disclosures described in clause 9.1(a). The Seller will have no liability under the Warranties (other than the Tax Warranties) to the extent that disclosure is made or is deemed to have been made against the Warranties under this clause 9.1.

(c)                                 The Buyer and New Zealand Buyer must not knowingly make a Claim for breach of Warranty or under clause 8.4 (other than a Tax Claim), and it shall not be a breach of Warranty (other than a Tax Warranty), if the Buyer or New Zealand Buyer is actually aware that the facts, matters or circumstances giving rise to such Claim are disclosed or are deemed to have been disclosed under clause 9.1(a).

9.2                               Awareness

Where a Warranty is given “to the best of the Seller’s knowledge”, or “so far as the Seller is aware” or with a similar qualification as to the Seller’s awareness or knowledge, the Seller will be deemed to know or be aware of a particular fact, matter or circumstance only if a Specified Executive is actually aware of that fact, matter or circumstance as at the date of this agreement.

9.3                               No reliance

(a)                                 Each of the Buyer and New Zealand Buyer acknowledges, and represents and warrants to each Seller Group Member, that:

(1)                                 at no time has any Buyer Group Member relied on any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Transaction Entities or otherwise except those expressly set out in this agreement (including in the Warranties); and

(2)                                 no representations, warranties, promises, undertakings, statements or conduct:

(A)                             have induced or influenced the Buyer or New Zealand Buyer to enter into, or agree to any terms or conditions of, this agreement or the New Zealand Sale Agreement;

(B)                               have been relied on in any way as being accurate by a Buyer Group Member;

(C)                               have been warranted to a Buyer Group Member as being true; or

(D)                              have been taken into account by the Buyer or New Zealand Buyer as being important to its decision to enter into, or agree to any or all of the terms of, this agreement or the New Zealand Sale Agreement, except those expressly set out in this agreement (including in the Warranties).

(b)                                If a Buyer Group Member has received opinions, estimates, projections, business plans, budget information or other forecasts in respect of the Transaction Entities, each of the Buyer and New Zealand Buyer acknowledges and agrees that:

(1)                                 there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets and forecasts and each of the Buyer and New Zealand Buyer is familiar with these uncertainties; and

(2)                                 the Seller is not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in respect of the Transaction Entities.

9.4                               Maximum and minimum amounts

(a)                                 The Seller is not liable under a Claim for breach of Warranty or under clause 8.4 (other than a Tax Claim) unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(1)                                 exceeds $50,000; and

(2)                                 either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims exceeds $1,000,000,

in which event, subject to clause 9.4(b) and (c), the Seller is only liable for that amount which exceeds $1,000,000.

(b)                                The maximum aggregate amount which the Seller is required to pay in respect of all Claims for breach of Warranty or under clause 8.4 (other than a Tax Claim) whenever made is limited to 25% of the aggregate of the Purchase Price and the Purchase Price as defined under the New Zealand Sale Agreement.

(c)                                 For the purposes of clause 9.4(a)(1):

(1)                                 Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty; and

(2)                                 Claims arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

9.5                               Time limits

The Seller is not liable under a Claim for breach of Warranty or under clauses 8.4 or 8.5 if:

(a)                                 the Buyer does not notify the Seller of the Claim in accordance with clause 10.1(a):

(1)                                 within 4 years after Completion in the case of a Tax Claim, other than a Tax Claim arising from fraud or evasion, in which there is no time period in which the Buyer must notify the Seller of the Tax Claim; or

(2)                                 by 1 May 2007 in all other cases for breach of Warranty or under clause 8.4,

(b)                                within 6 months (or such longer period as may be agreed) of the date the Buyer is required to notify the Seller of the Claim under clause 10.1(a):

(1)                                 the Claim has not been agreed, compromised or settled; or

(2)                                 the Buyer has not issued or served legal proceedings against the Seller in respect of the Claim.

9.6                               Disposal of the Business

The Seller is not liable under a Claim if:

(a)                                 the Transaction Entities have ceased to be wholly owned subsidiaries, or the Transaction Entity in respect of which the Claim arises has ceased to be a wholly owned subsidiary, of the Buyer, the Buyer’s Guarantor or any related bodies corporate of either of them; or

(b)                                all or a majority of the Business, or the assets of the Transaction Entity in respect of which the Claim arises, has or have ceased to be owned and controlled by the Buyer, the Buyer’s Guarantor or any related bodies corporate of either of them.

9.7                               Recovery under other rights and reimbursement

(a)                                 The Seller is not liable under a Claim for any Loss that a Buyer Group Member or a Transaction Entity is entitled to and able to recover, or be compensated for by any other means, from another source whether by way of contract, indemnity or otherwise (including under a policy of insurance or from a Governmental Agency).

(b)                                If, after the Seller has made a payment in respect of a Claim, a Buyer Group Member or a Transaction Entity recovers or is compensated for by any other means any Loss which gave rise to the Claim in an amount of at least $50,000, the Buyer must immediately pay to the Seller as an increase in the Purchase Price, the lesser of:

(1)                                 the amount of the Loss which was recovered or compensated for; and

(2)                                 the amount paid by the Seller in respect of the Claim.

9.8                               No double claims

(a)                                 The Seller is not liable under a Claim for any Loss which a Buyer Group Member or a Transaction Entity recovers, or is compensated for, under a Transaction Agreement, including in respect of the New Zealand Tax Liability (to the extent the purchase price under the New Zealand Sale Agreement is reduced for the New Zealand Tax Liability).

(b)                                This clause 9.8 does not prevent the Buyer Group Member or Transaction Entity entitled to make a claim under a Transaction Agreement from commencing that claim. However, if for any reason more than one amount is paid in respect of the same Loss, the Buyer must procure that the additional amount is immediately repaid to one or more Seller Group Members nominated by the Seller so as to give full effect to clause 9.8(a).

9.9                               Mitigation of loss

Nothing in this agreement affects each of the Buyer’s and New Zealand Buyer’s duty to use reasonable endeavours to mitigate any Loss suffered by it for which it may make a Claim.

9.10                        General limitations

The Seller is not liable under a Claim for breach of Warranty or under clause 8.4 for any Loss to the extent that Loss:

(a)                                 (provisions in accounts): has been included as a provision, allowance, reserve or accrual in the Accounts or the Completion Accounts or which arises in respect of a matter which has been noted in the Accounts;

(b)                                (pre Completion actions): arises from an act or omission by or on behalf of a Seller Group Member or a Transaction Entity before Completion which was done or made:

(1)                                 after consultation with the Buyer and the receipt of no objection from the Buyer within a period of five Business Days of consultation; or

(2)                                 with the consent, direction or instruction of a Buyer Group Member in writing and the Buyer Group Member knew the act or omission would result in, or increase the size of, a Claim, except to the extent that the Loss relates to or arises from a restructure of the Seller Group, any Seller Group Member or any businesses conducted by those entities, prior to Completion;

(c)                                 (post Completion conduct): arises from anything done or not done after Completion by or on behalf of a Buyer Group Member or a Transaction Entity in the knowledge that such act or omission is reasonably likely to result in a Loss that may be the subject of a Claim for breach of Warranty or under clause 8.4, otherwise than:

(1)                                 pursuant to a legally binding obligation or commitment created on or before Completion;

(2)                                 in the ordinary course of business; or

(3)                                 with the prior consent of the Seller;

(d)                                (change of law or interpretation): arises from:

(1)                                 the enactment or amendment of any legislation or regulations (except those arising from announcements made prior to the date of this agreement);

(2)                                 a change in the judicial or administrative interpretation of the law; or

(3)                                 a change in the practice or policy of any Governmental Agency,

after the date of this agreement, including legislation, regulations, amendments, interpretation, practice or policy which has a retrospective effect;

(e)                                 (change in ownership): would not have arisen but for a change in ownership of the Transaction Entities, or a restructure of the Business, after Completion;

(f)                                   (change in accounting policy): would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Transaction Entity which applied before Completion;

(g)                                (change of Business): arises out of the cessation or substantial alteration of the Business after Completion;

(h)                                (legal costs): is not a reasonable legal cost;

(i)                                    (consequential loss): is special, indirect or consequential loss or damage including loss of profit, however the parties acknowledge that a diminution in the value of the Sale Shares, New Zealand Sale Shares or all or any of the Transaction Entities including by reason of a breach of Warranty is a direct loss, rather than a special, indirect or consequential loss or damage; or

(j)                                    (remediable loss): is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, and at the Seller’s cost, within 30 Business Days after the Seller receives written notice of the Claim in accordance with clause 10.1(a).

9.11                        Forecasts

Each of the Buyer and New Zealand Buyer acknowledges and agrees that despite anything else in this agreement no warranty is given in connection with any forecast, model, projection or estimate.

9.12                        Limitations in relation to Tax

(a)                                 If:

(1)                                 an accrual, allowance, provision or reserve in the Completion Accounts in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(2)                                 an entitlement to any Tax Relief which is shown as an asset in the Completion Accounts is understated and the amount of the understatement has been actually received by a Transaction Entity, then the Seller’s liability in respect of any Tax Claims shall be reduced by the amount of the actual excess or actual understatement (as applicable).

(b)                                The Seller is not liable under a Claim for any Loss which:

(1)                                 (inconsistent position): arises from a Transaction Entity taking a position in relation to the application of a Tax Law which is inconsistent with the position taken by that Transaction Entity before Completion (including any position adopted in relation to the preparation of any Pre Completion Returns or in relation to the calculation of any reserve or provision relating to Tax in the Completion Accounts), unless the Transaction Entity is required to adopt an inconsistent position to comply with a Tax Law;

(2)                                 (failure to take action): arises from a Transaction Entity’s failure to take any action after Completion required by, or which should reasonably be taken under, any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed), unless the failure to take such action is at the request, consent or direction of the Seller; or

(3)                                 (action contrary to Completion Accounts): arises from a failure by a Buyer Group Member or a Transaction Entity to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account or assumed in computing the provision for Tax in the Completion Accounts and notified by the Seller in writing to the Buyer by Completion.

9.13                        Buyer benefits

(a)                                 The Buyer must notify the Seller of any change described in clause 9.12(b)(1) specifying the circumstances of the inconsistent position, at least 14 days before the Transaction Entity adopts it.

(b)                                In assessing any Loss recoverable by the Buyer or New Zealand Buyer as a result of any Claim, there must be taken into account any benefit actually received by the Buyer Group (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax under any law obtained or obtainable by the Buyer Group and any amount by which any Tax for which the Buyer Group is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter which gives rise to that Claim.

(c)                                 In assessing any Loss that a Buyer Group Member or a Transaction Entity is entitled to recover, or be compensated for, for the purpose of clauses 9.7 and 9.8, there must be taken into account any detriment suffered or incurred by a Buyer Group Member or a Transaction Entity (including any Tax, recovery costs, increased premiums payable under a policy of insurance) and any other Loss arising directly or indirectly from the recovery or compensation.

9.14                        Sole remedy

(a)                                 It is the intention of the parties that the Buyer’s and Buyer Group’s sole remedies in connection with the Sale and the sale the subject of the New Zealand Sale Agreement will be as set out in or arising under this agreement or the New Zealand Sale Agreement.

(b)                                No Seller Group Member has any liability to a Buyer Group Member or a Transaction Entity:

(1)                                 in connection with the Sale, the sale the subject of the New Zealand Sale Agreement or the matters the subject of this agreement, the New Zealand Sale Agreement or the Disclosure Materials; or

(2)                                 resulting from or implied by conduct made in the course of communications or negotiations in respect of the Sale, the sale the subject of the New Zealand Sale Agreement or the matters the subject of this agreement, the New Zealand Sale Agreement or the Disclosure Materials,

under a Claim unless the Claim may be made under the terms of this agreement, the New Zealand Sale Agreement or arises out of a statutory right or other claim which cannot be excluded by contract.

(c)                                 The Buyer and New Zealand Buyer must not, and must procure that each Transaction Entity and other Buyer Group Member does not, make a Claim:

(1)                                 which the Buyer would not be entitled to make under this agreement or which is otherwise inconsistent with the Buyer’s entitlement to make a Claim under this agreement;

(2)                                 other than in the case of fraud or dishonesty, against any current or former director, officer or employee of any Seller Group Member; or

(3)                                 against a Seller Group Member which is not a party to this agreement,

and the Buyer acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 9.14(a).

9.15                        Payments affecting the Purchase Price

(a)                                 Any payment made by a Seller Group Member to a Buyer Group Member or a Transaction Entity in respect of any Claim will be in reduction of the Purchase Price.

(b)                                Any payment (including a reimbursement) made by a Buyer Group Member or a Transaction Entity to a Seller Group Member in respect of any Claim will be an increase in the Purchase Price.

9.16                        Independent limitations

Each qualification and limitation in this clause 9 is to be construed independently of the others and is not limited by any other qualification or limitation.

10                                 Procedures for dealing with Claims

10.1                        Notice of Claims

(a)                                 (Actual Claims): The Buyer must promptly notify the Seller if:

(1)                                 it decides to make a Claim against the Seller which either alone or together with other Claims exceeds any applicable thresholds set out in clause 9.4(a); or

(2)                                 a Third Party Claim or Tax Demand is made which the Buyer is aware is reasonably likely to give rise to a Claim against the Seller.

(b)                                (Potential Claims) Without limiting clause 10.1(a) the Buyer must also promptly notify the Seller if:

(1)                                 the Buyer believes that it would be entitled to make a Claim against the Seller but for the thresholds set out in clause 9.4(a); or

(2)                                 the Buyer becomes aware of any events, matters or circumstances (including any potential threatened Third Party Claim or Tax Demand) which it is aware are reasonably likely to give rise to a Claim against the Seller, whether alone or with any other Claim or circumstances or with the passage of time).

(c)                                 (Details required): The Buyer must include in a notice given under clause 10.1(a) or (b):

(1)                                 all relevant details (including the amount) then known to a Buyer Group Member or a Transaction Entity of:

(A)                             the Claim and if applicable, any other Claims which together with the Claim give rise to any applicable thresholds in clause 9.4(a) being exceeded;

(B)                               if applicable, the Third Party Claim or Tax Demand; and

(C)                               the events, matters or circumstances giving rise to the Claim; and

(2)                                 an extract of:

(A)                             any part of a Demand (including a Tax Demand) that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(B)                               if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency which specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

(d)                                (Demands): The Buyer must provide a copy of any document referred to in clause 10.1(c)(2) to the Seller as soon as practicable and in any event within 7 Business Days of receipt of that document by a Buyer Group Member or a Transaction Entity.

(e)                                 (Developments): The Buyer must also, on an on-going basis and as reasonably practicable, keep the Seller informed of all developments in relation to the Claim notified under clause 10.1(a) or (b).

(f)                                   (Compliance) If the Buyer does not comply with this clause 10 in all material respects in respect of a Claim, the Seller is not liable under the

Claim but only to the extent that the non compliance has increased the amount of the Claim.  If the Buyer does not comply with this clause 10, despite any other provision of this clause 10, the Seller’s sole right, remedy and benefit in relation to the non-compliance will be the reduction in its liability to the Buyer under this clause 10.1(f) or 8.7(c).

10.2                        Third Party Claims

(a)                                 (No admission): Except as required by law, the Buyer must not, and must ensure that each Transaction Entity and Buyer Group Member does not:

(1)                                 accept, compromise or pay;

(2)                                 agree to arbitrate, compromise or settle; or

(3)                                 make any admission or take any action in relation to,

a Third Party Claim which is reasonably likely to lead to liability on the part of the Seller under a Claim without the Seller’s prior written approval.

(b)                                (Defence of Claim): Following receipt of a notice under clause 10.1(a) in respect of a Claim which arises from or involves or could potentially involve a Third Party Claim, the Seller may, by giving written notice to the Buyer, assume the conduct of the defence of the Third Party Claim.

(c)                                 (Seller assumes conduct): If the Seller advises the Buyer that it wishes to assume the conduct of the defence of the Third Party Claim:

(1)                                 (indemnity) provided that the Seller provides the Buyer, each Buyer Group Member and each Transaction Entity with an indemnity against all Loss and Actions which may result from such action on terms acceptable to the Buyer acting reasonably, the Buyer must promptly take, and must procure that each Buyer Group Member and Transaction Entity promptly takes, all action reasonably requested by the Seller to avoid, contest, compromise or defend the Third Party Claim, including using professional advisers nominated by the Seller and approved by the Seller for this purpose;

(2)                                 (access) subject to the Seller paying the Buyer its costs and the costs of each Buyer Group Member and Transaction Entity in complying with this clause 10.2(c)(2) and to the extent permitted by law and its contractual obligations, the Buyer must provide, and must procure that each Buyer Group Member and Transaction Entity provides, the Seller with all reasonable assistance requested by it in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Transaction Entities;

(3)                                 (conduct of claim) in conducting any proceedings or actions in respect of that Third Party Claim, the Seller must:

(A)                             act in good faith;

(B)                               liaise with the Buyer in relation to the defence of the Third Party Claim; and

(C)                               provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.

(d)                                (Buyer assumes conduct) If the Seller advises the Buyer that it does not wish to assume the conduct of the defence of the Third Party Claim, then provided that the Seller provides the Buyer, each Buyer Group Member and each Transaction Entity with an indemnity against all Loss and Actions which may result from such action on terms acceptable to the Buyer acting reasonably, the Buyer must procure that any Buyer Group Member or Transaction Entity which is conducting any proceedings or actions in respect of that Third Party Claim:

(1)                                 acts in good faith;

(2)                                 liaises with the Seller in relation to the defence of the Third Party Claim;

(3)                                 provides the Seller with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(4)                                 acts reasonably in all the circumstances, including, having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the business of the Seller Group.

10.3                        Management of ACCC investigation

(a)                                 (No admission): Subject to clause 10.3(f), the Buyer must not, and must ensure that each Transaction Entity and Buyer Group Member does not:

(1)                                 accept, compromise or pay;

(2)                                 agree to arbitrate, compromise or settle; or

(3)                                 make any admission or take any action in relation to,

the ACCC Investigation which is reasonably likely to lead to liability on the part of the Seller without the Seller’s prior written approval.

(b)                                (Actions reasonably requested): Subject to clause 10.3(f) and provided that the Seller provides the Buyer, each Buyer Group Member and each Transaction Entity with an indemnity against all Loss and Actions which may result from such action on terms acceptable to the Buyer acting reasonably, the Buyer must promptly take, and must procure that each Buyer Group Member and Transaction Entity promptly takes, all action reasonably requested by the Seller to avoid, contest, compromise or defend the ACCC Investigation, including using professional advisers nominated by the Seller and approved by the Seller for this purpose.

(c)                                 (Assistance): To the extent permitted by law and provided that the Seller provides the Buyer, each Buyer Group Member and each Transaction Entity with an indemnity against all Loss and Actions which may result from such action on terms acceptable to the Buyer acting reasonably, the Buyer must provide, and must procure that each Buyer Group Member and Transaction Entity provides, the Seller with all reasonable assistance requested by it in relation to the ACCC Investigation, including providing access to witnesses and documentary or other evidence relevant to the ACCC Investigation, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Transaction Entities.

(d)                                (Access): In taking action to avoid, contest, compromise or defend the ACCC Investigation, the Seller must liaise with the Buyer in relation to such action and must provide the Buyer with reasonable access, upon request, to a copy of any material notice, correspondence, legal advice or other document relating to the ACCC Investigation.

(e)                                 (Conduct of claim): The Seller (with the assistance of other members of the Seller Group) will assume the conduct of the defence of the ACCC Investigation.

(f)                                   (Limitation): Nothing in this clause 10.3 prohibits or restricts the Buyer, or any Buyer Group Member or Transaction Entity, from making any admission, taking any action or engaging in any conduct relating to or connected with the ACCC Investigation that is required by law.  This includes any admission, action or conduct made in response to a notice issued by the ACCC under section 155 of the Trade Practices Act 1974 (Cth) that is required by law.

10.4                        Management of Identified Proceedings

(a)                                 (No admission): The Buyer must not, and must ensure that each Transaction Entity and Buyer Group Member does not:

(1)                                 accept, compromise or pay;

(2)                                 agree to arbitrate, compromise or settle; or

(3)                                 make any admission or take any action in relation to,

an Identified Proceeding which is reasonably likely to lead to liability on the part of the Seller without the Seller’s prior written approval.

(b)                                (Actions reasonably requested): Provided that the Seller provides the Buyer, each Buyer Group Member and each Transaction Entity with an indemnity against all Loss and Actions which may result from such action on terms acceptable to the Buyer acting reasonably, the Buyer must promptly take, and must procure that each Buyer Group Member and Transaction Entity promptly takes, all action reasonably requested by the Seller to avoid, contest, compromise or defend the Identified Proceeding, including using professional advisers nominated by the Seller and approved by the Seller for this purpose.

(c)                                 (Assistance): To the extent permitted by law and provided that the Seller provides the Buyer, each Buyer Group Member and each Transaction Entity with an indemnity against all Loss and Actions which may result from such action on terms acceptable to the Buyer acting reasonably, the

Buyer must provide, and must procure that each Buyer Group Member and Transaction Entity provides, the Seller with all reasonable assistance requested by it in relation to the Identified Proceeding, including providing access to witnesses and documentary or other evidence relevant to the Identified Proceeding, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Transaction Entities.

(d)                                (Access): In taking action to avoid, contest, compromise or defend the Identified Proceeding, the Seller must liaise with the Buyer in relation to such action and must provide the Buyer with reasonable access, upon request, to a copy of any material notice, correspondence, legal advice or other document relating to the Identified Proceeding.

(e)                                 (Conduct of Identified Proceeding): The Seller (with the assistance of other members of the Seller Group) will assume the conduct of the defence of the Identified Proceeding.

10.5                        Tax Demands

(a)                                 (Conduct of a Tax Demand): Following receipt of a notice under clause 10.1 in respect of a Claim which arises from or involves a Tax Demand, the Seller must, by written notice to the Buyer within 10 Business Days of receipt of the notice under clause 10.1 advise the Buyer whether the Seller wishes to assume the conduct of the Tax Demand.

(b)                                (Procedure for Seller assuming conduct of a Tax Demand): If the Seller advises the Buyer that it wishes to assume the conduct of a Tax Demand then:

(1)                                 (No admission): The Buyer must not, and must ensure that each Transaction Entity and Buyer Group Member does not:

(A)                             accept, compromise or pay,

(B)                               agree to arbitrate, compromise or settle; or

(C)                               make any admission or take any action in relation to,

a Tax Demand which may lead to liability on the part of the Seller under a Claim without the Seller’s prior written approval (which must not be unreasonably withheld or delayed). However, the Buyer or a Transaction Entity may pay any Tax or Duty to a Governmental Agency by the due date for payment without affecting any of its rights under this agreement.

(2)                                 (Payment of Tax) the Seller must pay the Buyer, in Immediately Available Funds and as a reduction in the Purchase Price, so much of the Tax as is required by the relevant Governmental Agency to be paid while any action is being taken under this clause 10.4 by the later of:

(A)                             2 Business Days before the due date for payment to the Governmental Agency; and

(B)                               10 Business Days after receipt of the notice given by the Buyer under clause 10.1;

(3)                                 (Objection to Tax Demand or Disputing Action) at the Seller’s written request, the Buyer must take, or procure that the person required to pay the Tax (Tax Payor) takes such Disputing Action in a timely manner in relation to the Tax Demand as the Seller may reasonably require. The Buyer will not be obliged to take any Disputing Action under this clause 10.5(b)(3) unless the Seller has complied with clause 10.4(b)(2) and the grounds of objection are considered to have a reasonable chance of success, set out in an opinion from a reputable tax practitioner (reasonably acceptable to the Seller) provided to the Buyer as soon as is reasonably practicable; and

(4)                                 (Conduct of proceedings): the Buyer must follow, and must procure that each Buyer Group Member and Transaction Entity follows, all reasonable directions of the Seller relating to the conduct of any Disputing Action referred to in this clause 10.4(b) including using professional advisers nominated by the Seller. In making any directions under this clause 10.4(b)(4), the Seller must;

(A)                             act in good faith;

(B)                               consult with the Buyer on all matters of significance for the goodwill of the business of the Buyer or any Transaction Entity;

(C)                               consult with the Buyer on all matters of significance in relation to the conduct, negotiation and settlement of the Disputing Action;

(D)                              at reasonable and regular intervals provide the Buyer with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Disputing Action and must not settle the Disputing Action without the Buyer’s written approval (which approval may not be unreasonably withheld or delayed); and

(E)                                provide the Buyer with reasonable access to a copy of any notice, correspondence of other document relating to that Disputing Action.

(c)                                  (Seller not assuming conduct of a Tax Demand): If the Seller does not advise the Buyer that it wishes to assume the conduct of the Tax Demand by written notice to the Buyer within 10 Business Days of receipt of the notice under clause 10.1, then the Buyer may take such actions as the Buyer at its sole discretion may decide about the Tax Demand, including the right to negotiate, defend and/or settle the Tax Demand and to recover costs incurred as a consequence of the Tax Demand from any person, and the Seller must pay in Immediately Available Funds and as a reduction in the Purchase Price the amount notified by the Buyer by the later of:

(A)                             2 Business Days before the due date for payment to the Governmental Agency; or

(B)                               10 Business Days after receipt of the notice given by the Buyer under clause 10.1.

(d)                                (Access): The Buyer must provide, and must procure that each Buyer Group Member and Transaction Entity provides, the Seller with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by clause 10.4(b) including providing access to witnesses and documentary or other evidence relevant to the Tax Demand or the Disputing Action, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Transaction Entities.

(e)                                   (reimbursement for costs): The Seller must indemnify the Buyer or any Transaction Entity (as applicable) for all costs and expenses incurred in taking any action required or requested by the Seller under this clause 10.4 (with costs and expenses to be paid or reimbursed within 10 Business Days of receipt by the Buyer or a Transaction Entity of an invoice).

11                                 Buyer Warranties

11.1                        Buyer Warranties

The Buyer gives the Buyer Warranties in favour of the Seller on the date of this agreement and the Buyer Warranties will be deemed to be repeated immediately before Completion.

11.2                        Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

11.3                        Reliance

The Buyer acknowledges that the Seller has entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

12                                 Period after Completion

12.1                        Appointment of proxy

(a)                                 From Completion until the Sale Shares are registered in the name of the Buyer, the Seller must:

(1)                                 appoint the Buyer as the sole proxy of the holders of Sale Shares to attend shareholders’ meetings and exercise the votes attaching to the Sale Shares;

(2)                                 not attend and vote at any shareholders’ meetings;

(3)                                 take all other actions in the capacity of a registered holder of the Sale Shares as the Buyer directs.

(b)                                The Buyer indemnifies the Seller against all Loss suffered or incurred by it arising out of the implementation of any action taken in accordance with the proxy referred to in clause 12.1(a).

12.2                        Access to records by Seller

(a)                                 The Buyer must take reasonable steps to procure that all Business Records delivered to the Buyer at Completion are preserved in respect of the period ending on the Completion Date until the earlier of:

(1)                                 6 years from the Completion Date; and

(2)                                 any date required by an applicable law.

(b)                                After Completion the Buyer must, on reasonable notice from the Seller:

(1)                                 provide the Seller and its advisers with reasonable access to the Business Records referred to in clause 12.2(a) and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the Seller’s expense; and

(2)                                 provide the Seller and its advisers with reasonable access to the personnel and premises of the Buyer Group Members and the Transaction Entities,

for the purpose of assisting the Seller Group Members to prepare tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax, Duty or other legal requirements or to conduct legal or arbitration proceedings.

(c)                                 The Seller must reimburse the Buyer for its reasonable costs in retrieving any Business Records and making personnel and premises available under this clause 12.2.

(d)                                The Buyer is not obliged to waive legal professional privilege. The Seller must comply with any reasonable steps requested by the Buyer to preserve confidentiality.

(e)                                 The Buyer agrees that the Seller may retain copies of any Business Records which it may require to enable it to comply with any applicable law after the Completion Date.

12.3                        Pre-Completion tax returns

(a)                                 The parties will co-operate in connection with the preparation and filing of any Tax return or Tax statement of a Transaction Entity with respect to a period or part period before the Completion Date and any administrative proceeding involving any such Tax return or Tax statement.

(b)                                The Seller will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each Transaction Entity to the extent they relate to any periods (or part periods) ending on or before the Completion Date (Pre Completion Returns).

(c)                                 The Seller must deliver each Pre Completion Return to the Buyer as soon as it is available but no later than 20 Business Days before it is due to be filed (taking into account any extension of time to file the Pre Completion Return which has been properly obtained) for the Buyer’s review and comment. If the Buyer objects to any items set forth in the Pre Completion Return it must notify the Seller of the objection as soon as it is aware of the objection but no later than 10 Business Days before the Pre Completion Return is due to be filed.

(d)                                The Buyer will, at its own cost and expense, have the sole control of the preparation and filing of all Tax returns, forms or statements of each Transaction Entity for any period that includes, but does not end on or before the Completion Date (Straddle Returns).

(e)                                 The Buyer must procure that each Straddle Return is prepared in a manner consistent with the requirements of any Tax Law and must deliver each Straddle Return to the Seller as soon as it is available but no later than 20 Business Days before it is due to be filed for the Seller’s review and comment. If the Seller objects to any items set forth in the Straddle Return it must notify the Buyer of the objection as soon as it is aware of the objection but no later than 10 Business Days before the Straddle Return is due to be filed.

(f)                                   If the Seller or the Buyer notifies the other of an objection to a Pre Completion Return or Straddle Return as applicable, the parties must attempt in good faith to resolve the dispute. If the parties cannot resolve any such dispute within 10 Business Days of the objection being notified, then:

(1)                                 the parties must appoint an expert agreed to by the parties, or, if they cannot agree on an expert within a further 5 Business Days, the parties must request the President for the time being of the Institute of Chartered Accountants in Australia to appoint an expert, to determine the proper amounts for the items remaining in dispute;

(2)                                 the expert’s determination is, in the absence of manifest error, final and binding on the parties and a party must not commence court proceedings or arbitration in relation to the dispute; and

(3)                                 the expert’s costs and expenses in connection with the dispute resolution proceedings will be borne by the parties in a manner determined by the expert (and either party may request that determination) and in the absence of such a determination will be borne by the Seller and the Buyer equally.

The expert appointed under this clause 12.3(f) acts as an expert and not as an arbitrator. The dispute resolution proceedings under this clause 12.3(f) are not arbitration proceedings under any relevant legislation.

(g)                                The Buyer must procure that each Straddle Return and (subject to the Seller complying with clause 12.3(c)) each Pre Completion Return is filed by the due date for filing. If a Pre Completion Return or Straddle Return is due before the date a disputed item is resolved under this clause 12.3, the Buyer must procure that the return is filed as prepared and must procure that an amended return, which reflects the resolution or the disputed items

(either as resolved by agreement or by the expert), is filed immediately after the disputed items are resolved.

(h)                                Except in relation to the preparation of Pre Completion Returns and Straddle Returns (to which clauses 12.3(b) to 12.3(g) apply) the parties agree that it is the intention for the Seller to have the right to determine, control and where appropriate participate in the disclosure (including manner of disclosure) of any material or information to a Governmental Agency and any other dealings with the Governmental Agency in relation to Tax to the extent such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion (Pre Completion Tax Event).

(i)                                    Without limiting clause 12.3(h), from and after Completion the Buyer agrees that it will, and will procure that each Transaction Entity and Buyer Group Member will:

(1)                                 not disclose any information or material to a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed), except as required by law;

(2)                                 not make any admission of liability, or any agreement, compromise or settlement with a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Seller (such approval not to be unreasonably withheld or delayed); and

(3)                                 promptly provide the Seller with copies of any correspondence with, or material provided to or by, a Governmental Agency and keep the Seller informed of any oral discussions with a Governmental Agency in relation to a Pre Completion Tax Event.

(j)                                    If the Buyer provides a notice under clause 10.1 in respect of a Claim which arises from or involves a Tax Demand, then at all times from the date of receipt of that notice the provisions of clause 10.3 will apply to that Tax Demand or the Tax or Pre Completion Tax Event the subject of that Tax Demand and not this clause 12.3.

13                                 Employees

(a)                                 Subject to clause 13(b), for the period of 12 months from Completion, the Buyer will procure that, unless an Employee agrees to a variation of the Employee’s terms and conditions of employment or an Employee’s contract of employment expires, each Employee shall remain employed by a Transaction Entity on substantially the same terms and conditions of employment that applied to the Employee immediately before Completion.

(b)                                For the period of 12 months from Completion, the Buyer will procure that, a Transaction Entity will only terminate the employment of an Employee in the following circumstances:

(1)                                 breach by the Employee of the Employee’s contract of employment; or

(2)                                 misconduct by the Employee.

14                                 Non-records management assets

(a)                                 If within 12 months from the date of this agreement the Seller identifies any assets that are owned by, or in the possession of, the Transaction Entities and which existed at the time of this agreement that do not relate to the Business and should have been transferred as part of the Hive Out, the Seller may nominate any such assets by notice in writing to the Buyer pursuant to this clause, whereupon:

(1)                                 the Buyer must assign such assets to the Seller or the Seller’s nominee at no cost;

(2)                                 the Seller must pay all reasonable expenses of the Buyer in relation to such assignment provided that the Seller has approved such expenses before they are incurred; and

(3)                                 the Seller must reimburse the Buyer, the Transaction Entities and the Buyer’s Head Company for any Tax Liability arising as a result of the transactions contemplated by this clause 14(a).

(b)                                For the avoidance of doubt, the Seller may nominate assets in accordance with clause 14(a) on more than one occasion.

(c)                                 If there is a dispute between the Buyer and the Seller as to whether this clause 14 applies to a particular asset, the disputed matter must be referred for resolution to an independent person agreed by the Seller and the Buyer and the provisions of sections 3.4, 3.5 and 3.6 of Schedule 4 will apply in relation to the process for resolution of the dispute except that:

(1)                                 if the Seller and the Buyer cannot agree on an independent person, they must request that the President of the Institute of Arbitrators and Mediators nominates an independent person;

(2)                                 references to the Disputed Matters will be to the dispute under this clause 14; and

(3)                                 references to the Adjustment Amount will be disregarded.

15                                 Non-moving services assets

(a)                                 If within 12 months from the date of this agreement the Buyer identifies any assets that are owned by, or in the possession of, the Seller Group and which existed at the time of this agreement and that relate to the Business and should not have been transferred as part of the Hive Out, the Buyer may nominate any such assets by notice in writing to the Seller, whereupon:

(1)                                 the Seller must procure that the appropriate Seller Group Member assign such assets to the Buyer or the Buyer’s nominee at no cost;

(2)                                 the Buyer must pay all reasonable expenses of the Seller in relation to such assignment provided that the Buyer has approved such expenses before they are incurred; and

(3)                                 the Seller must reimburse the Buyer, the Transaction Entities and the Buyer’s Head Company for any Tax Liability arising as a result of the transactions contemplated by this clause 15(a).

(b)                                For the avoidance of doubt, the Buyer may nominate assets in accordance with clause 15(a) on more than one occasion.

(c)                                 If there is a dispute between the Buyer and the Seller as to whether this clause 15 applies to a particular asset, the disputed matter must be referred for resolution to an independent person agreed by the Seller and the Buyer and the provisions of sections 3.4, 3.5 and 3.6 of Schedule 4 will apply in relation to the process for resolution of the dispute except that:

(1)                                 if the Seller and the Buyer cannot agree on an independent person, they must request that the President of the Institute of Arbitrators and Mediators nominates an independent person;

(2)                                 references to the Disputed Matters will be to the dispute under this clause 15; and

(3)                                 references to the Adjustment Amount will be disregarded.

16                                 Tasmanian branch

(a)                                 The parties acknowledge that a Seller Group Member will, after Completion, continue to operate the records management business conducted at Derwent Park, Tasmania as operated prior to Completion (Tasmanian RM Business).

(b)                                The Seller must procure that on a date nominated by the Buyer (such date to be on or before 1 November 2006) (Relevant Date) the applicable Seller Group Member

(1)                                 gives to the Sale Entity or its nominee, and the Buyer must procure that the Sale Entity or its nominee accepts, possession of:

(A)                             all boxes that are being stored by the Seller Group Member pursuant to the Tasmanian RM Business; and

(B)                               any business records that relate exclusively to the Tasmanian RM Business,

at no cost to the Sale Entity;

(2)                                 assigns to the Sale Entity or its nominee, and the Buyer must procure that the Sale Entity or its nominee accepts an assignment of, all outstanding debts payable by customers of the Tasmanian RM Business as at the Relevant Date (Accounts Receivable), and the Buyer must procure that the Sale Entity or its nominee pays to the applicable Seller Group Member the amount of the Accounts Receivable; and

(3)                                 assigns to the Sale Entity or its nominee at no cost to the Sale Entity any assets owned by the Seller Group Member used wholly or predominantly in the conduct of the Tasmanian RM Business.

(c)                                 If the Buyer does not nominate a date in accordance with clause 16(b) prior to 1 November 2006 then the relevant date is deemed to be 1 November 2006.

(d)                                The Sale Entity must pay all costs related to removing the boxes and the records referred to in clause 16(b) and delivering them to the Sale Entity or its nominee.

(e)                                 The Buyer must use reasonable endeavours to collect the Accounts Receivable.  If, within 120 days of the Relevant Date, any of the Accounts Receivable have not been collected (Uncollected Accounts Receivable), the Buyer may procure that the Sale Entity or its nominee assigns to the applicable Seller Group Member, and the Seller Group Member accepts an assignment of, the Uncollected Accounts Receivable, and the applicable Seller Group Member must pay to the Sale Entity or its nominee the amount of the Uncollected Accounts Receivable.  Each party must ensure that any amount of greater than $5,000 received from a customer in payment of an Accounts Receivable which has been assigned to another party, is remitted to the party entitled to that Accounts Receivable.

(f)                                   The Buyer must indemnify the Seller Group against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment suffered, paid or incurred by the Seller Group as a result of any failure by the Buyer to comply with its obligations under this clause 16.

(g)                                The Sale Entity is entitled to all revenue and is liable for all costs in relation to the Tasmanian RM Business from the time at which the Sale Entity takes possession of the boxes and records in accordance with this clause 16.

(h)                                If requested by the Buyer in writing at any time within 6 months of the Sale Entity taking possession of the boxes and records pursuant to this clause 16, the Seller must use its best endeavours to transfer to the Sale Entity any customer contracts relating to the Tasmanian RM Business.

17                                 Protection of the Business

17.1                        Non-compete

During the Restricted Period, the Seller must not engage or be involved in, and must procure that no Seller Group Member or any of their Associates engages or is involved in, (either directly or indirectly and whether as a partner, joint venturer, financier or shareholder in, or employee of or consultant to, any entity or otherwise) a Protected Business.

17.2                        No solicitation of customers

During the Restricted Period, the Seller must not approach, and must procure that no Seller Group Member or any of their Associates approaches any person whom the Seller is aware is a customer of or client of any Transaction Entity at Completion for the purpose of obtaining their custom in a Protected Business or persuading that person to cease doing business with the Transaction Entity or reduce the amount of business which the customer or client would normally do with the Transaction Entity.

17.3                        No solicitation of employees or agents by Seller

During the period of 2 years from Completion, the Seller must not approach or solicit, and must procure that no Seller Group Member or any of their Associates approaches or solicits, any person whom the Seller is aware is an agent or employee of a Transaction Entity occupying a senior or managerial position or likely, in the opinion of the Buyer to be:

(a)                                 in possession of confidential information relating to the Business; or

(b)                                able to influence the customer relationships or connections of the Business,

for the purpose of recruiting that person. This restriction does not apply where a person responds to an advertisement published by a Seller Group Member which is targeted to a wide audience of potential applicants.

17.4                        Severability

If any part of an undertaking in this clause 17 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings. The provisions of this clause 17 have effect together as if they consisted of separate provisions, each being severable from the other.  Each separate provision results from combining each undertaking in clauses 17.1 and 17.2, with each period in clause 17.5(b), and (in the case of clause 17.1) combining each of those combinations with each area in clause 17.5(c).  If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of this clause 17.

17.5                        Definitions

In this agreement:

(a)                                 Protected Business means any business which:

(1)                                 is the same or substantially the same as the Business as carried on at Completion; and

(2)                                 competes in the Restricted Area with the Business as carried on at Completion.

(b)                                Restricted Period means the period from Completion up to the expiration of:

(1)                                 7 years from the Completion Date;

(2)                                 5 years from the Completion Date;

(3)                                 3 years from the Completion Date;

(4)                                 1 year from the Completion Date.

(c)                                 Restricted Area means:

(1)                                 Australia and New Zealand;

(2)                                 Australia;

(3)                                 New South Wales, Victoria and Queensland;

(4)                                 New South Wales and Victoria.

(d)                                Retained Business means:

(1)                                 the Tasmanian RM Business, the subject of clause 16;

(2)                                 the records management activities carried on by regional branches of the Seller Group’s moving services business, which activities:

(A)                             are peripheral and incidental to the moving services business of those branches and do not make up a higher proportion of the business of those branches as conducted at the date of this agreement;

(B)                               do not include or result from any advertising, marketing or promotion in relation to the regional branches as providers of records management services; and

(C)                               are not material in volume;

(3)                                 the records management activity referred to in clause 17.7.

17.6                        Acknowledgment

The Seller acknowledges that all the prohibitions and restrictions contained in this clause 17 are reasonable in the circumstances and necessary to protect the goodwill of the Business as at the Completion Date.

17.7                        Franchisees

The Buyer acknowledges that franchisees of the Seller Group’s moving services business may engage in some records management activity that is peripheral and incidental to those franchisee’s moving services business and which does not at any time after Completion make up a higher proportion of the business of those franchisees as conducted at the date of this agreement.  However the Seller must ensure that no Seller Group Member assists those franchisees in the advertising, promotion or marketing of them either individually or in aggregate as providers of records management services.

17.8                        Portfolio Interest

Nothing in this clause 17 in any way restricts a Seller Group Member from holding up to a 10% interest in any entity (as defined in section 64A of the Corporations Act) provided such holding is only a passive portfolio holding for investment purposes (where the Seller Group Member does not exercise an active role in the operational direction or management of the relevant company), even if that entity carries on a business which competes with the Business.

17.9                        Retained Business

Nothing in this clause 17 in any way restricts a Seller Group Member from:

(a)                                 directly or indirectly engaging in or being involved in the Retained Business in a manner consistent with the Seller Group Member’s engagement or involvement in the Retained Business as at the date of this agreement;

(b)                                directly or indirectly engaging in or being involved or interested in any business which is based outside of the Restricted Area, even if it has customers or clients, or potential customers or clients which are resident in the Restricted Area, provided that no Seller Group Member manipulates this exemption by deliberately setting up or becoming engaged or involved in a business outside of the Restricted Area for the primary purpose of circumventing the restrictions contained in this clause 17;

(c)                                 without limiting clause 17.9(b), directly or indirectly engaging in or being involved or interested in a business based outside of the Restricted Area through a website which may be accessed by a wide audience of actual or potential customers or clients (potentially including customers or clients described in clause 17.2) and providing services to those customers and clients accessed through that website, provided that no Seller Group Member manipulates this exemption by operating a website for the primary purpose of circumventing the restrictions contained in this clause 17.

17.10                 Acquisitions

Nothing in this clause 17 prohibits a Seller Group Member from acquiring an interest, directly or indirectly, in a Protected Business if:

(a)                                 the acquisition of the interest in the Protected Business occurs as a result of or in conjunction with an acquisition of an interest, directly or indirectly, in other assets; and

(b)                                the value of the Protected Business is not more than 25% of the value of the acquisition taken as a whole; and

(c)                                 the Seller uses reasonable endeavours to dispose of the Protected Business or its interest in the Protected Business within 12 months after its acquisition and provides to the Buyer a reasonable opportunity to make an offer to acquire the Protected Business before seeking expressions of interest from other potential purchasers.

17.11                 Change of control – Seller

If:

(a)                                 a company which is not a Seller Group Member as at the Completion Date (in this clause 17.11 an acquirer) acquires a controlling interest in the Seller following the Completion Date; and

(b)                                the acquirer, or any related body corporate of the acquirer which was not a Seller Group Member as at the Completion Date (acquirer group member), is engaged in any business or activity which competes with the Business as carried on at Completion (acquirer’s business),

then nothing in this clause 17 prohibits the acquirer from acquiring the controlling interest in the Seller nor prohibits the acquirer or any acquirer group member from continuing to carry on the acquirer’s business or other activity.

17.12                 No solicitation of employees or agents

During the period of 2 years from Completion, the Buyer must not approach or solicit, and must procure that no Buyer Group Member or any of their Associates approaches or solicits, any person whom the Buyer is aware is an agent or employee of a Seller Group Member occupying a senior management position or likely, in the opinion of the Seller to be:

(a)                                 in possession of confidential information relating to a Seller Group Member’s business; or

(b)                                able to influence the customer relationships or connections of the Seller Group Member’s business,

for the purpose of recruiting that person. This restriction does not apply where a person responds to an advertisement published by a Buyer Group Member which is targeted to a wide audience of potential applicants.

18                                 Confidentiality and announcements

18.1                        Agreed announcement

A party may not make any other public announcement relating to this agreement, the New Zealand Sale Agreement or a Transaction Agreement (including the fact that the parties have executed this agreement, the New Zealand Sale Agreement or any Transaction Agreement) unless the other party has consented to the announcement, including the form and content of that disclosure, or unless the announcement would be permitted under an exemption in clause 18.2(a)(1), 18.2(a)(2) or 18.2(a)(6).

18.2                        Confidentiality

(a)                                 Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), this agreement or any Transaction Agreement or the terms of the Sale other than to the extent that:

(1)                                 the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)                                 the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its related bodies corporate are listed or proposed to be listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(3)                                 the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)                                 the disclosure is necessary to seek satisfaction of the condition in clause 2.1(a) or clause 2.1(e) or for the purposes of clause 10.5(b)(1), provided that the relevant Governmental Agency or other third party is made aware of the confidential nature of the information and is instructed to keep the information secret and confidential and does not divulge or disclose the information to any other person;

(5)                                 the disclosure is required for use in legal proceedings regarding this agreement or the Sale;

(6)                                 the disclosure, including in any press release or communication to shareholders of the Buyer’s Guarantor, relates to the ACCC Investigation, including the operation of the indemnity in clause 8.7 or the operation of the Hive Out Agreement as they apply to the ACCC Investigation but only to the extent required to protect the reputation of the Buyer’s Guarantor or to respond to queries from shareholders of the Buyer’s Guarantor provided however that the disclosing party consults with the Seller in relation to the form of such disclosure; or

(7)                                 the party to whom the information relates has consented in writing before the disclosure.

(b)                                Each recipient must ensure that its directors, officers, employees, agents, representatives and related bodies corporate comply in all respects with the recipient’s obligations under this clause 18.2.

(c)                                 From Completion, the Buyer may disclose confidential information relating to the business of a Transaction Entity except to the extent that such information relates to a Seller Group Member or its business.

19                                 Duties, costs and expenses

19.1                        Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under this agreement and each Transaction Agreement.

19.2                        Costs and expenses

(a)                                 Unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement and each Transaction Agreement.

(b)                                Any action to be taken by the Buyer or the Seller in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

20                                 GST

20.1                        Definitions

Words used in this clause 20 which have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

20.2                        GST

(a)                                 Unless expressly included, the consideration for any supply under or in connection with this agreement does not include GST.

(b)                                To the extent that any supply made under or in connection with this agreement is a taxable supply (other than any supply made under another agreement which contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)                                 Whenever an adjustment event occurs in relation to any taxable supply to which clause 20.2(b) applies:

(1)                                 the supplier must determine the amount of the GST component of the consideration payable; and

(2)                                 if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

20.3                        Tax invoices

The supplier must issue a Tax Invoice to the recipient of a supply to which clause 20.2 applies no later than 7 days following payment of the GST inclusive consideration for that supply under that clause.

20.4                        Reimbursements

If either party is entitled under this agreement to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this agreement,

the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

20.5                        Information, returns and accounting to end GST Group

After Completion:

(a)                                 the Buyer must ensure that each Transaction Entity gives the representative member of the Seller’s GST Group on a timely basis, all information which the Transaction Entity holds which is needed to lodge any GST return; and

(b)                                the Seller must ensure that the representative member of the Seller’s GST Group:

(1)                                 applies to the Commissioner of Taxation to revoke the approval of the Transaction Entity as a member of the Seller’s GST Group no later than 21 days after the commencement of the tax period in which Completion occurs, or such other period of time specified in the GST Act; and

(2)                                 lodges the GST returns for the final period in which the Transaction Entity was a member of the Seller’s GST Group and remits all amounts in respect of GST to the Commissioner of Taxation as and when required by the GST Law.

20.6                       Supplies between former members of the GST Group

If:

(a)                                  before Completion a Transaction Entity is a member of the Seller’s GST Group;

(b)                                 the Transaction Entity has made a supply to, or has been the recipient of a supply made by, another member of the Seller’s GST Group;

(c)                                  due to Completion the Transaction Entity ceases to be eligible to be a member of the Seller’s GST Group with effect from a date prior to the Completion Date;

(d)                                 because the supply would have been to another member of the Seller’s GST Group, the supply would not have been treated as a taxable supply if it had been made while the Transaction Entity was a member of the Seller’s GST Group;

(e)                                  the supply is pursuant to an agreement made before Completion;

(f)                                    that agreement does not contain a provision requiring the recipient to pay to the supplier any amount in respect of GST in addition to the consideration otherwise payable for the supply; and

(g)                                 the consideration negotiated by the parties for the supply was not calculated to include GST,

then after Completion, the Seller (if the recipient of a taxable supply is not the Transaction Entity) or the Buyer (if the recipient of a taxable supply is the

Transaction Entity) must ensure that the recipient of a taxable supply indemnifies the supplier of a taxable supply for any GST payable in respect of a supply and pays the amount of that GST in addition to the consideration for the supply.

21                                 Guarantee by Seller’s Guarantor

21.1                        Guarantee and indemnity

The Seller’s Guarantor:

(a)                                 unconditionally and irrevocably guarantees to the Buyer and New Zealand Buyer on demand, the due and punctual performance of the Seller’s obligations under this agreement and the Sale Entity’s obligations under the New Zealand Sale Agreement; and

(b)                                as a separate and additional liability, indemnifies the Buyer and New Zealand Buyer against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Buyer or New Zealand Buyer arising from any default or delay in the due and punctual performance of the Seller’s obligations under this agreement or the Sale Entity’s obligations under the New Zealand Sale Agreement.

21.2                        Extent of guarantee and indemnity

The liability of the Seller’s Guarantor under this clause 21 is not affected by anything which, but for this clause 21 might operate to release or exonerate the Seller’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Seller’s Guarantor:

(a)                                 the grant to the Seller, the Seller’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Seller, the Seller’s Guarantor or any other person from any liability or obligation;

(b)                                the Buyer or the Buyer’s Guarantor exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Seller, the Seller’s Guarantor or any other person;

(c)                                 the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Buyer or the Buyer’s Guarantor from the Seller, the Seller’s Guarantor or any other person or by the taking of or failure to take any security;

(d)                                the failure or omission or any delay by the Seller or the Buyer to give notice to the Seller’s Guarantor of any default by the Seller under this agreement; and

(e)                                 any legal limitation, disability, incapacity or other circumstances related to the Seller, the Seller’s Guarantor or any other person.

21.3                        Principal and independent obligation

This clause 21 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

21.4                        Continuing guarantee and indemnity

This clause 21 is a continuing obligation of the Seller’s Guarantor, despite Completion, and remains in full force and effect for so long as the Seller has any liability or obligation to the Buyer under this agreement and until all of those liabilities or obligations have been fully discharged.

21.5                        No withholdings

(a)                                 The Seller’s Guarantor must make all payments which become due under this clause 21, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)                                If the Seller’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 21, it must pay to the Buyer or New Zealand Buyer as the case requires such amount as is necessary to ensure that the net amount received by the Buyer or New Zealand Buyer as the case requires after withholding equals the amount the Buyer or New Zealand Buyer as the case requires would otherwise been entitled to if not for the withholding.

21.6                        Currency

The Seller’s Guarantor must pay all moneys which it becomes liable to pay under this clause 21 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

21.7                        Seller’s Guarantor’s Liability

The Seller’s Guarantor’s liability in respect of any Claim shall not exceed the Seller’s liability in respect of that Claim.

22                                 Guarantee by Buyer’s Guarantor

22.1                        Guarantee and indemnity

The Buyer’s Guarantor:

(a)                                 unconditionally and irrevocably guarantees to the Seller on demand, the due and punctual performance of the Buyer’s obligations under this agreement; and

(b)                                as a separate and additional liability, indemnifies the Seller against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Seller arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this agreement.

22.2                        Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 22 is not affected by anything which, but for this clause 22, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)                                 the grant to the Buyer, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)                                the Seller or the Seller’s Guarantor exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer, the Buyer’s Guarantor or any other person;

(c)                                 the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Seller or the Seller’s Guarantor from the Buyer, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

(d)                                the failure or omission or any delay by the Seller or the Buyer to give notice to the Buyer’s Guarantor of any default by the Buyer or any other person under this agreement; and

(e)                                 any legal limitation, disability, incapacity or other circumstances related to the Buyer, the Buyer’s Guarantor or any other person.

22.3                        Principal and independent obligation

This clause 22 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

22.4                        Continuing guarantee and indemnity

This clause 22 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer has any liability or obligation to the Seller under this agreement and until all of those liabilities or obligations have been fully discharged.

22.5                        No withholdings

(a)                                 The Buyer’s Guarantor must make all payments which become due under this clause 22, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)                                If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 22, it must pay to the Seller such amount as is necessary to ensure that the net amount received by the Seller after withholding equals the amount the Seller would otherwise been entitled to if not for the withholding.

22.6                        Currency

The Buyer’s Guarantor must pay all moneys which it becomes liable to pay under this clause 22 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

22.7                        Buyer’s Guarantor’s Liability

The Buyer’s Guarantor’s liability in respect of any Claim shall not exceed the Buyer’s liability in respect of that Claim.

23                                 Transitional Services Agreement

The Buyer and the Seller agree to use reasonable endeavours to settle:

(a)                                 the allocation of fees between Australia and New Zealand in schedule 2; and

(b)                                all of schedule 3,

of the Transitional Services Agreements prior to Completion.

24                                 General

24.1                        Notices

(a)                                 Any notice or other communication including any request, demand, consent or approval, to or by a party to this agreement:

(1)                                 must be in legible writing and in English addressed as shown below:

(A)                             if to the Seller or Seller’s Guarantor:

Address:                                              700 Oakmont Lane
Westmont IL 60559
United States

Attention:                                        Ralph Ford, General Counsel

Copy to:                                                 James Bresingham, VP – Business Development
and
David Farkas, Director of Business Development

Facsimile:                                         +1 (630) 468 4706; and

Email:                                                               James.Bresingham@SIRVA.com;
Dave.Farkas@SIRVA.com

(B)                               if to the Buyer or Buyer’s Guarantor:

Address:                                              Iron Mountain
745 Atlantic Avenue
Boston, Massachusetts 02111

Attention:                                      General Counsel

Facsimile:                                         +1 (617) 451 0409; and

Email:                                                              gwatzke@ironmountain.com

and copied to:

Address:                                              Iron Mountain
745 Atlantic Avenue
Boston, Massachusetts 02111

Attention:                                      C. Richard Reese, Chief Executive Officer

Facsimile:                                         +1 (617) 357 4604; and

Email:                                                              rreese@ironmountain.com

and copied to:

Minter Ellison

Rialto Towers

525 Collins Street

MELBOURNE   VIC  3000

Facsimile:

+61 3 8608 1000

Attention: Nick Broome

or as specified to the sender by any party by notice;

(2)                                 where the sender is a company, must be signed by an officer or under the common seal of the sender;

(3)                                 is regarded as being given by the sender and received by the addressee:

(A)                             if by delivery in person, when delivered to the addressee;

(B)                               if by post, 10 Business Days from and including the date of postage;

(C)                               if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery; or

(D)                              if sent by email, when a delivery confirmation report is received by the sender which records the time that the email was delivered to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day; and

(4)                                 can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)                                A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 24.1(a)(3) and informs the sender that it is not legible.

(c)                                 In this clause 24.1, reference to an addressee includes a reference to an addressee’s officers, agents or employees.

24.2                        Governing law and jurisdiction

(a)                                 This agreement is governed by the laws of Victoria.

(b)                                Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria.

(c)                                 The parties irrevocably waive any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

24.3                        Service of process

(a)                                 Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 24.1.

(b)                                The Buyer’s Guarantor irrevocably appoints the Buyer as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If the Buyer ceases to be able to act as such or have an address in Australia, the Buyer’s Guarantor agrees to appoint a new process agent in Australia and deliver to the Seller within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement and each Transaction Agreement. The Buyer’s Guarantor must inform the Seller in writing of any change in the address of its process agent within 20 Business Days of the change.

(c)                                 The Seller’s Guarantor irrevocably appoints the Seller as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If the Seller ceases to be able to act as such or have an address in Australia, the Seller’s Guarantor agrees to appoint a new process agent in Australia and deliver to the Buyer within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement and each Transaction Agreement. The Seller’s Guarantor must inform the Buyer in writing of any change in the address of its process agent within 20 Business Days of the change.

24.4                        Prohibition and enforceability

(a)                                 Any provision of, or the application of any provision of, this agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)                                Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

24.5                        Waivers and variation

(a)                                 A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)                                 waived except in writing signed by the party granting the waiver; and

(2)                                 varied except in writing signed by the parties.

(b)                                A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

24.6                        Assignment

A party may not assign its rights or obligations under this agreement without the consent of the other party.

24.7                        Further assurances

Subject to clause 19, each party must do all things and execute all further documents necessary to give full effect to this agreement and use reasonable endeavours to cause relevant third parties to do the same.

24.8                        Approvals and consent

If the doing of any act, matter or thing under this agreement is dependent on the approval or consent of a party, that party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion, unless this agreement expressly provides otherwise.

24.9                        Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

24.10                 Counterparts

This agreement may be executed in any number of counterparts (including by facsimile) which together will constitute one instrument. A party may execute this agreement by signing any counterpart.

24.11                 Severability

Any provision in this agreement which is invalid or unenforceable in any jurisdiction is to be read down for the purpose of that jurisdiction, if possible, so as to be valid and enforceable, and otherwise shall be severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

24.12                 No merger

The Warranties, Buyer Warranties, undertakings and indemnities in this agreement will not merge on Completion.

24.13                 Entire Agreement

This agreement and the Transaction Agreements embody the entire agreement between the parties and supersede any prior negotiation, conduct, arrangement, understanding or agreement, express or implied, with respect to the subject matter of this agreement other than the Confidentiality Agreement.

24.14                 Default Interest

(a)                                 If a party fails to pay any amount payable under this agreement on the due date for payment, that party must pay interest on the amount unpaid at the higher of the Interest Rate plus 3% per annum or the rate (if any) fixed or payable under any judgement or other thing into which the liability to pay the amount becomes merged.

(b)                                The interest payable under clause 24.14(a):

(1)                                 accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)                                 may be capitalised by the person to whom it is payable at monthly intervals.

24.15                 Benefits held on trust

(a)                                 The Seller holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Seller Group Member, or for the benefit of a Seller Group Member which is not a party to this agreement, on trust for that director, officer, employee or Seller Group Member.

(b)                                The Buyer and New Zealand Buyer holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Buyer Group Member or Transaction Entity, or for the benefit of a Buyer Group Member or Transaction Entity which is not a party to this agreement, on trust for that director, officer, employee, Buyer Group Member or Transaction Entity.

(c)                                 Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, no person (including an Employee) other than the Buyer, New Zealand Buyer and the Seller, has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

24.16                 Contra proferentem excluded

No term or condition of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision.

24.17                Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

24.18                No withholdings

(a)                                 The Buyer and the Seller must make all payments which become due under this agreement, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)                                If the Buyer or the Seller is compelled by law to deduct any withholding, then in addition to any payment due under this agreement, it must pay to the other party (the recipient) such amount as is necessary to ensure that the net amount received by the recipient after withholding equals the amount the recipient would otherwise been entitled to if not for the withholding.

24.19                Gross-up for Tax

If the Buyer, the New Zealand Buyer, the Transaction Entities or the Buyer’s Head Company are subject to Tax in respect of any payment received under clause 8.4, 8.7, 14(a)(3) or 15(a)(3), the amount of the payment shall be increased by such additional amount as is necessary to ensure that the net amount received and retained by any of the Buyer, the New Zealand Buyer, the Transaction Entities and the Buyer’s Head Company (after taking account of all deductions or withholdings or Tax) is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Tax.

Executed as an agreement:

Signed by
SIRVA (Asia Pacific) Pty Limited
by:

/s/ Michael Filipovic	/s/ Allen Chan
Secretary/Director	Director

Michael Filipovic	Allen Chan
Name (please print)	Name (please print)

Signed by
SIRVA Worldwide, Inc.
by:

/s/ James Bresingham	/s/ David A. Farkas
Authorised person	Authorised person

James Bresingham	David A. Farkas
Name (please print)	Name (please print)

Signed by
IM Australia Holdings Pty Ltd
by:

/s/ Robert G. Miller	/s/ N. Broome
Attorney	Witness

Robert G. Miller	N. Broome
Name (please print)	Name (please print)

Signed by
IM New Zealand Holdings ULC
by:

/s/ Robert G. Miller	/s/ Ben Liu
Attorney	Witness

Robert G. Miller	Ben Liu
Name (please print)	Name (please print)

Signed by
Iron Mountain Incorporated
by:

/s/ Robert G. Miller	/s/ Ben Liu
Authorised representative	Witness

Robert G. Miller	Ben Liu
Name (please print)	Name (please print)